EXHIBIT TO FORM NSAR
Question 77(C)


Registrant Name: Commonwealth Cash Reserve Fund, Inc.
File No.: 811-04933
Registrant CIK No.: 0000807878



Sub-item:

QUESTION 77(C)
Matters submitted to a vote by security holders.

The following matters, together with the results of voting, were submitted to a vote of shareholders at a special meeting of shareholders held on July 18, 2002.



PROPOSAL:
To approve an Investment Advisory Agreement between PFM
Asset Management LLC and the Fund

FOR 223,721,357.66 shares   100.0%

AGAINST   0   shares          0.0%


PROPOSAL:
To approve Amended and Restated Articles of Incorporation for the Corporation, which included the following amendments:
(a) increasing the number of shares that the Corporation is permitted to issue from 500 million shares to 7 billion shares;
(b) establishing additional portoflios and classes of capital stock; authorizing the Corporation's Board of Directors, without further action by shareholders, to increase the number of shares the Corporation is authorized to issue, to allocate shares to any authorized portfolio of shares and/or to change the name of any portolfio or class, to the extent permitted under Virginia law.

FOR 223,721,357.66 shares   100.0%

AGAINST   0   shares          0.0%